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                                                                    EXHIBIT III
[LOGO]


                                           ITT HARTFORD LIFE INSURANCE COMPANIES


                                           LAW DEPARTMENT
                                           200 HOPMEADOW STREET
                                           SIMSBURY, CT 06089
October 17, 1995                           MAILING ADDRESS PO BOX 2999
                                           HARTFORD, CT 06104-2999
                                           TELEPHONE (860) 547-5000

Securities and Exchange Commission
450 Fifth St., N.W.
Washington, D.C. 20549


Dear Sirs:


This opinion is furnished in connection with the registration statement under the Securities Act of 1933 as amended, of a certain group flexible premium variable life insurance policy (the "Policy") and certificates issued thereunder (the "Certificates") that will be offered and sold by ITT Hartford Life and Annuity Insurance Company and certain units of interest to be issued in connection with the Policy.


The hypothetical illustrations of the Certificates used in this Registration Statement accurately reflect reasonable estimates of projected performance of the Certificates under the stipulated rates of investment return, the contractual expense deductions and cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.


I hereby consent to the use of this opinion as an exhibit to the Securities Act Registration Statement on Form S-6 and to the reference to my name under the heading "Experts" in the Prospectus included in the Securities Act Registration Statement.


Very truly yours,

/s/ Peter J. Vogt

Peter J. Vogt, FSA, MAAA
Assistant Actuary




                             ITT HARTFORD INSURANCE GROUP
                             HARTFORD FIRE INSURANCE COMPANY AND ITS AFFILIATES HARTFORD PLAZA HARTFORD CONNECTICUT 06115